                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

 Information to be included in Statements filed pursuant to Rules 13d-1(b), (c) and (d) and amendments thereto filed pursuant to Rule 13d-2(b)

                                (Amendment No._)

                                 O2Diesel Corp.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    67106S100
                                 (CUSIP Number)

                                 August 28, 2006
             (Date of Event That Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]  Rule 13d-1(b)

[ ]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)

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1.   Names of Reporting Persons and I.R.S. Identification No.

     UBS AG (for the benefit and on behalf of UBS Investment Bank, Wealth Management USA, and Global Wealth Management and Business Banking business groups of UBS AG (See Item 7))
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2.   Check the Appropriate Box if a Member of a Group                      a [ ]
                                                                           b [ ]
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3.   SEC USE ONLY

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4.   Citizenship or Place of Organization
     Switzerland
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                5.  Sole Voting Power
                    8,176,322
  Number of     ----------------------------------------------------------------
   Shares       6.  Shared Voting Power
Beneficially        0
Owned by Each   ----------------------------------------------------------------
  Reporting     7.  Sole Dispositive Power
Person With:        8,176,322
                ----------------------------------------------------------------
                8.  Shared Dispositive Power
                    0
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9.   Aggregate Amount Beneficially Owned by Each Reporting Person:
     8,176,322
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10.  Check if the Aggregate Amount in Row 9 Excludes Certain Shares
     [ ]
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11.  Percent of Class Represented by Amount in Row 9
     10.70%
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12.  Type of Reporting Person
     BK
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Item 1(a) Name of Issuer

O2Diesel Corp.
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Item 1(b) Address of Issuer's Principal Executive Offices:

100 Commerce Drive
Newark, DE 19713
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Item 2(a) Name of Person Filing:

UBS AG
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Item 2(b) Address of Principal Business Office:

UBS AG's principal business office is:
Bahnhofstrasse 45
PO Box CH-8021
Zurich, Switzerland
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Item 2(c) Citizenship:

Switzerland
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Item 2(d) Title of Class of Securities

Common Stock
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Item 2(e) CUSIP Number:

67106S100
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Item 3. Type of Person Filing:

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UBS AG is classified as a Bank as defined in section 3(a)(6) of the Act pursuant to no-action relief granted by the staff of the Securities and Exchange Commission.
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Item 4 (a)-(c)(iv). Ownership:

Items 5-11 of the cover pages are incorporated by reference.
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Item 5. Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].
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Item 6. Ownership of More than Five Percent on Behalf of Another Person:

Not applicable
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Item 7. Identification and Classification of the Subsidiary That Acquired the
Security Being Reported on By the Parent Holding Company:

This statement on Schedule 13G is being filed by UBS AG on behalf of itself and the subsidiaries listed below. The securities being reported on by UBS AG were acquired directly by UBS AG directly and certain of such subsidiaries.

UBS AG London Branch
UBS Portfolio LLC
UBS AG Frankfurt
UBS Ltd
UBS Warburg Private Clients Ltd
UBS AG Tokyo branch
UBS AG (Switzerland)
UBS Warburg Securities (Pty) Ltd (South Africa)
UBS International Ltd
UBS Warburg Securities Ltd
Banco UBS Warburg S.A
UBS Warburg Corretora de Cambio e Valores
Mobiliarios S.A.
UBS Warburg Trading S.A.
UBS Bunting Warburg Inc
UBS Capital Americas Investments III, Ltd.
UBS Capital II LLC
UBS Capital LLC
UBS AG Brazil
UBS Limited
UBS Capital Americas Investments II Ltd
SBC Equity Partners AG
UBS Capital Asia Pacific Ltd
UBS Capital Holdings LLC
UBS Capital Jersey Ltd
UBS Capital BV
UBS (USA) Inc
UBS Warburg AG (Frankfurt)
UBS Securities Australia Ltd
UBS Securities (Japan) Ltd
UBS Securities LLC
UBS Securities New Zealand Limited
UBS New Zealand Limited
UBS AG Australia Branch
UBS Capital Markets LP
UBS Capital Latin America LDC
UBS Securities France SA
UBS AG Canada Branch
UBS Cayman Ltd.
PaineWebber Capital Inc
Paine Webber International Inc
UBS Fiduciary Trust Company
UBS Financial Services Incorporated of Puerto Rico
UBS Americas Inc
UBS Financial Services Inc.
Inversiones Ibersuizas, S.A.
UBS (Bahamas) LTD
UBS (Cayman Islands) LTD
UBS (France) LTD
UBS (Italia) LTD
UBS (Luxemberg) LTD
UBS (Luxemberg) SA Austria Branch
UBS (Monaco) S.A.
UBS AG Brazil
UBS AG New York (101 Park Avenue)
UBS AG Hong Kong
UBS AG Jersey Branch
UBS AG Singapore
UBS Assessores LTD
UBS Bank (Canada)
UBS Belgium SA/NV
UBS Deutschland AG
UBS Espana S.A.
UBS International Inc
UBS Swiss Advisors AG
UBS Wealth Management AG
UBS Wealth Management (UK) Ltd
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Item 8. Identification and Classification of Members of the Group

Not Applicable
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Item 9 Notice of Dissolution of Group:

Not Applicable
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Item 10. Certification:

By signing below, the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        By: /s/ Edward Buscemi
                                            ------------------------------------
                                            Edward Buscemi
                                            Executive Director


                                        By: /s/ Michael Cortese
                                            ------------------------------------
                                            Michael Cortese
                                            Managing Director

Date: September 8, 2006